SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities and Exchange Act of 1934

December 31, 2008

Date of Report (Date of earliest event reported)

Florida Gaming Corporation

(Exact name of Registrant as specified in its charter)

Delaware	0-9099	59-1670533
(State or other jurisdiction of incorporation	(Commission file no.)	(IRS employer identification no.)

3500 NW 37th Avenue, Miami, Florida    33142-0000

 (Address of principal executive offices, including zip code)

(305) 633-6400

 (Registrant's telephone number, including area code)

Not Applicable

 (Former name or former address, if changed since last report)

Item 1.01 Entry into a Material Definitive Agreement.

On December 31, 2008, Florida Gaming Corporation and its wholly-owned subsidiary Florida Gaming Centers, Inc. (collectively, the “Company”) and Isle of Capri Casinos, Inc. (“Isle”) entered into a Note Restructuring Agreement, a Mortgage and Security Agreement, an Amended and Restated Pledge Agreement, an Amended and Restated Secured Promissory Note, and certain other related instruments and agreements (collectively, the “Agreements”).  Pursuant to the Agreements:  the Company paid to Isle two million dollars, plus accrued and unpaid interest, as partial repayment of the Company’s debt to Isle under an October 24, 2004 Secured Promissory Note in the original principal amount of five million dollars, which became fully due and payable on December 31, 2008; the Company is obligated to pay to Isle three million dollars plus accrued interest pursuant to the Amended and Restated Secured Promissory note, which has a maturity date of December 31, 2009; and the Company granted Isle a first mortgage on certain real property in Ft. Pierce, Florida owned by Florida Gaming Centers, Inc. as security for its repayment of amounts due Isle under the Amended and Restated Secured Promissory Note.

The Agreements contain customary representations and warranties, customary events of default and customary affirmative and negative covenants and the Company’s agreement to indemnify Isle against obligations for which Isle may incur liability by reason of the threat or presence of any hazardous substance at or near the mortgaged real property.

The foregoing description of the Agreements does not purport to be complete and is qualified in its entirety by references to the Agreements, copies of which are attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an obligation under an off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated in this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

Exhibit                          Description

10.1                             Note Restructuring Agreement, Mortgage and Security Agreement, Amended and Restated Pledge Agreement, Amended and Restated Secured Promissory Note, Hazardous Materials Indemnity Agreement, and certain other related instruments and agreements dated December 31, 2008 between the Company and Isle.

SIGNATURES

By:	/S/ W. Bennett Collett
Chairman and CEO

Date: January 8, 2009